April 3, 1998





SECURITIES AND EXCHANGE COMMISSION
Judiciary Plaza
450 Fifth Street, NW
Washington DC 20549



     Re: EA Industries, Inc.

Dear Gentlemen::

     This firm is counsel to EA Industries, Inc. (the "Company"). In such capacity, we have assisted in the preparation of the Company's Registration Statement on Form S-3 (Registration No. 333-21605) ("Registration Statement"), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, covering 1,505,179 shares of the Company's Common Stock ("Shares") to be sold by certain securityholders named in the Registration Statement (the "Selling Securityholders"). Of the 1,505,179 shares, (i) 50,000 Shares ("Warrant Shares") are issuable by the Company to a certain Selling Securityholder upon the exercise of a certain Warrant dated January 6, 1997 (the "Warrant"), (ii) 1,418,262 Shares ("6% Convertible Note Shares") are issuable by the Company upon the conversion of certain 6% Convertible Notes dated April 18, 1997 ("6% Convertible Notes"), (iii) 28,917 Shares have been issued to one of the Selling Securityholders for services provided to the Company (the "Poster Shares"), and (iv) 8,000 Shares have been issued to one of the Selling Securityholders in a private transaction (the "Broadway Shares").


     In connection with this opinion, we have made such inquiry of the Company and examined and considered the original or copies, certified or otherwise identified to our satisfaction, of the Company's Certificate of Incorporation, as amended, its By-Laws, as amended, resolutions of its Board of Directors, the Warrant, the 6% Convertible Notes, and such other documents and corporate records relating to the Company and the issuance and sale of the Shares, as we deemed necessary or appropriate for purposes of rendering this opinion.


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SECURITIES AND EXCHANGE COMMISSION
April 3, 1998
Page 2



     Based upon the foregoing, it is our opinion that:

     1. The Warrant Shares, when issued in accordance with the terms of, and for the consideration set forth in, the Warrant, will be validly issued, fully paid and non-assessable.

     2. The 6% Convertible Note Shares, when issued upon conversion of the 6% Convertible Notes in accordance with the terms of, and for the consideration set forth in, the 6% Convertible Notes, will be validly issued, fully paid and non-assessable.

     3. The Poster Shares and the Broadway Shares are validly issued, fully paid and non-assessable.

     We hereby expressly consent to the reference to our firm in the Registration Statement under the Prospectus caption "Legal Matters," to the inclusion of this opinion as an exhibit to the Registration Statement, and to the filing of this opinion with any other appropriate governmental agency. Richard P. Jaffe, a Partner of this firm, is the Secretary of the Company.




                                      Yours very truly,



                                      /s/ Mesirov Gelman Jaffe Cramer & Jamieson
                                      ------------------------------------------


JJD/ls